Exhibit 10.17


                           PURCHASE AND SALE AGREEMENT

                                     Between

                             SUNSTONE HOTELS, L.L.C.
                                    ("Seller")

                                       and

                  CAVANAUGHS HOSPITALITY LIMITED PARTNERSHIP,
                         a Delaware limited partnership
                                  ("Purchaser")



     For the Purchase of the Boise Park Suites, Boise ID; Best Western Colonial Park, Helena MT; Best Western Canyon Springs, Twin Falls ID; and Quality Inn, Pocatello ID. and associated Restaurants, Rental Space and Facilities.

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered by and between Sunstone Hotels, L.L.C., a Delaware limited liability company, ("Seller") the managing member of which is Sunstone Hotel Investors, L. P., the sole general partner of which is Sunstone Hotel Investors, Inc., a Maryland corporation; and Cavanaughs Hospitality Limited Partnership, a Delaware Limited Partnership ("Purchaser") the sole general partner of which is Cavanaughs Hospitality Corporation, and is effective upon the date the last to sign executes and delivers this document to the other party ("Effective Date"), but is dated for reference purposes July 3, 1998.

     RECITALS. Seller is the owner of the real properties and improvements legally described in Exhibit A, which is attached to and incorporated in this Agreement by this reference. In the event Exhibit A is incomplete or inaccurate, the parties authorize the Title Company (defined below) to correct this exhibit. The real properties and improvements described in Exhibit A have been operated under the names and consist of the Hotels and associated restaurants, bars, rental space and meeting facilities located defined in Article I under "Hotels").

     Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the Hotels and all associated assets described in this Agreement on the terms and conditions hereinafter set forth.

     Now, therefore, in consideration of the foregoing premises and the respective representations, warranties and agreements and conditions herein contained, and the deposit of One Hundred Thousand Dollars ($100,000) by Purchaser into the Escrow (defined below) which, with all interest thereon, is collectively referred to as "Earnest Money" and shall be applied to the purchase price or refunded as described below, the parties hereto agree as follows:


                                    Article I
                                    ---------

     DEFINITIONS. For the purposes of this Agreement, the following terms (in addition to terms given defined meanings elsewhere in this Agreement) shall have the meanings set forth below in this Article I.

     CAPITAL LEASES are Equipment Leases which are the equivalent of installment purchase agreements and which are not represented as operating expenses on the books and records of the Hotels.

     CLOSING AND CLOSING DATE shall have the meaning defined in Section
     9.1.

     CONSUMABLES shall mean all supplies, including but not limited to food and beverage, whether in use, or held in stock for future use, used in connection with the operation and maintenance of the Hotels, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, all items of personal property which are owned by Space Lessees or guests or which are not usable by Purchaser due to license or name restrictions.

     CUT-OFF TIME shall have the meaning defined in Section 9.2.

     DUE DILIGENCE REQUEST LIST shall have the meaning defined in Section
     5.1.3.

     DUE DILIGENCE MATERIALS shall have the meaning defined in Section
     5.1.4.

     EQUIPMENT LEASES shall mean, to the extent transferable, the leases covering items of the type listed as Service Equipment which are not owned by Seller but are leased by Seller, and which are located in or upon the Premises or are used or useable in connection therewith.

     HOTEL(S) shall mean individually and collectively the real properties and Improvements (and associated restaurants, bars, rental space and meeting facilities) which have been operated under the following names and located at the following addresses: Boise Park Suite Hotel, a 238 room hotel facility, 424 East Park Center Blvd, Boise, ID 83706; Quality Inn Park Hotel & Convention Center, a 152 room hotel facility, 1555 Pocatello Creek Road, Pocatello ID, 83201; Best Western Colonial Inn, 149 room hotel facility, 2301 Colonial Drive, Helena MT, 59601; and Best Western Canyon Springs Park Hotel, a 112 room hotel facility, 1357 Blue Lakes Blvd. North Twin Falls, ID, 83301; the legal descriptions for which are set forth in Exhibit A which is attached to and incorporated in this Agreement by this reference.

     HOTEL CONTRACTS shall mean all service, maintenance, and other contracts respecting the maintenance or operation of the Hotels.

     IMPROVEMENTS shall mean all buildings and improvements on the Land.

     INSPECTION DOCUMENTS and INSPECTION PERIOD shall mean the documents described in Sections 5.1.4 and 5.3.1 and the longest time period for Purchaser's review and inspection described in Section 5.3.

     LAND shall mean the areas described in Exhibits A to this Agreement.

     MISCELLANEOUS ASSETS shall mean all contract rights, leases, concessions, permits, receipts, trademarks, logos, copyrights, business records, and any items of intangible personal property relating to the ownership or operation of the Hotels, excluding assets not located in the same county as one of the properties and used in the operation of property other than the Hotels.

     NAMES shall mean the name "Boise Park Suites", "Canyon Springs" and "Colonial Park", and any other names commonly used in the operation of the Hotels including without limitation the names now used with the restaurants, banquet rooms and meeting rooms in the Improvements, and together in each case with the good will appurtenant thereto, but excluding the name of any franchise under which a specific Hotel is currently being operated or the names of any third party tenants of the Hotels.

     OPERATING EQUIPMENT shall mean all china, glassware, linen, silverware and uniforms, and supplies of every kind and nature of all operating departments, including, without limitation, cleaning supplies, guest supplies, printing stationery, bar supplies, fuel, laundry supplies and brochures and promotional material whether in use, or held in stock for future use, in connection with the operation of the Hotels, which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.

     PERMITS shall mean, to the extent transferable, all licenses, franchises and permits used in the operation of the Hotels, including but not limited to liquor licenses, as heretofore operated.

     PERMITTED EXCEPTIONS shall have the meaning defined in Section 3.1.

     PROPERTY shall mean all of the real, personal and intangible property referred to in Article II.

     SERVICE EQUIPMENT shall mean all fixtures, furnishings, fittings, equipment, machinery, apparatus, vehicles, appliances and articles of personal property of every kind whatsoever used or usable in connection with any present or future operation of all or any part of the Hotels, including without limitation all elevators, escalators, boilers, furnaces, heating, ventilating and air-conditioning systems and equipment, office furniture and equipment (including safes, cash registers and accounting, duplicating and communication equipment) and specialized hotel equipment (including equipment usable in the operation of kitchens, laundries, meeting and banquet rooms, clubs, rental spaces, drycleaning facilities, bars and cocktail lounges), electrical equipment (including refrigerators, radios, television and lighting equipment), fire prevention and extinguishing apparatus, telephone system, pictures and ornaments, which are on hand as of the date hereof, subject to such depletion and including such replacements as shall occur or be made in the normal course of business; excluding, however, all items of personal property which are owned by Space Lessees or guests or reservation equipment owned by third party franchisers.

     SPACE LEASES shall mean all leases, subleases, licenses, concessions and other occupancy agreements, written or oral, whether or not of record, for use or occupancy of any portion of the Hotels; and "Space Lessees" shall mean the tenants or occupants thereunder. These terms do not include rental of hotel rooms unless such rental is based on an agreement with a term of more than 30 days.

                                   Article II
                                   ----------

     PURCHASE AND SALE. Upon the terms, conditions, representations and warranties herein set forth, Seller hereby agrees to sell the following properties, rights and interests (sometimes hereinafter referred to collectively as "Property") to Purchaser, and Purchaser agrees to purchase the Property from Seller:

     2.1    HOTELS - the Hotels, Land and the Improvements;

     2.2 ADDITIONAL PROPERTY - all of Seller's right, title and interest in and to the Names, Hotel Contracts, Space Leases, Permits, Equipment Leases, Service Equipment, Consumables, Operating Equipment, and all other Miscellaneous Assets.


                                   Article III
                                   -----------

     TITLE AND EXCEPTIONS TO TITLE.

     3.1 TITLE. Good and marketable title to the Property (and good record title by statutory warranty deed to so much thereof as shall constitute real property under the laws of the state in which any of the Property is located) shall be sold and conveyed to Purchaser subject to the following matters ("Permitted Exceptions"):

            3.1.1 LIENS, ETC. All liens for real estate taxes, water and sewer charges, provided they are not delinquent and are prorated as of Closing.

            3.1.2 LAWS, ETC. All present laws, ordinances, codes, restrictions and regulations of all governmental authorities relating to building and/or zoning.

            3.1.3 SPACE LEASES. All terms and conditions of all Space Leases delivered to Purchaser by Seller at the beginning of the Inspection Period.

            3.1.4 APPROVED HOTEL CONTRACTS. All terms and conditions of the Hotel Contracts approved by Purchaser for assumption by Purchaser during the Inspection Period.

            3.1.5 EASEMENTS. Utility easements of record approved by Purchaser during the Inspection Period.

            3.1.6 APPROVED EQUIPMENT LEASES. The Equipment Leases approved by Purchaser for assumption during the Inspection Period.

            3.1.7 TITLE COMMITMENT EXCEPTIONS. All defects in title contained in the Title Commitment described in section
                    3.2 below accepted by Purchaser utilizing the procedure described in section 3.2 below.

     3.2 TITLE COMMITMENT EXCEPTIONS. Immediately upon execution of this Agreement, Seller shall furnish Purchaser with commitment for an ALTA Standard Form Owner's Policy of Title Insurance insuring title in Purchaser to the Property in the amount of the Purchase Price, together with legible copies of all documents referred to therein ("Title Commitment") issued by LandAmerica Financial Group Inc. in its capacity as the issuer of Transnation or Commonwealth Title Insurance ("Title Company"). Purchaser will place the order for the Title Commitment. Purchaser shall give Seller written notice within 10 days following delivery to Purchaser of the Title Commitment and legible copies of all documents referred to therein of Purchaser's objection to any title exception; Seller shall, within 5 days following receipt of any such objection, notify Purchaser whether Seller shall remove such exception at or prior to Closing; Purchaser shall, within 5 days of Seller's responsive notice, provide Seller with written notice of whether Purchaser will accept Seller's position or terminate the transaction. Failure to provide notice within the preceding time frames shall be treated as rejection of the Title Commitment exceptions or rejection of the position stated in the notice from Purchaser or Seller. The preceding procedure shall not apply to monetary encumbrances totaling less than the total Purchase Price, which shall be paid in full at Closing as described in this Agreement.


                                   Article IV
                                   ----------

     PURCHASE PRICE.

     4.1 AMOUNT. The purchase price payable by Purchaser to Seller for the Property is Thirty Million Five Hundred Sixteen Thousand Fifty Dollars ($30,516,050) (the "Purchase Price").

     4.2 METHOD OF PAYMENT. The Purchase Price, as adjusted pursuant to the express provisions of this Agreement, shall be paid by Purchaser as follows:

            4.2.1 EQUIPMENT LEASES. Purchaser shall receive a credit against the Purchase Price at Closing in the amount of the unpaid balances of the Capital Leases and the amount required to purchase the equipment covered by any other Equipment Leases, up to a maximum of $50,000.

            4.2.2 CASH AT CLOSING. The balance of the Purchase Price shall be payable all cash at Closing (against which shall be credited the Earnest Money deposited with

                    Escrow by Purchaser in part consideration for this Agreement)

            4.2.3 ALLOCATION OF PURCHASE PRICE. An agreement, if any, between Purchaser and Seller allocating the Purchase Price to the various locations and components of those locations will be documented during the Inspection Period.

     4.3 BULK TRANSFER ACT. Purchaser agrees to waive the Bulk Sales provisions, if any, of the Uniform Commercial Code for the State in which the Property is located, in consideration of Seller's indemnification described in section 13.5 below.


                                    Article V
                                    ---------

     REPRESENTATIONS AND WARRANTIES OF SELLER; INSPECTION PERIOD.

     5.1 REPRESENTATIONS AND WARRANTIES. Wherever used in this Agreement, the phrase "Seller's Actual Knowledge" includes the knowledge of the presidents, district managers, chief financial officers and Hotel General Managers of Seller and Sunstone Hotel Properties Inc. (the entity actually responsible for managing each Hotel). Subject only to the exceptions set forth in this Agreement, and as qualified by any written document provided by Seller to Purchaser at the time of delivery of the Due Diligence Materials, Seller represents and warrants to Purchaser that the following statements are true:

            5.1.1 ORGANIZATION AND STANDING. To Seller's Actual Knowledge, Seller has all requisite power and authority to own, lease and/or operate the Property and to carry on the businesses as now being conducted, is in compliance in all respects with all laws, regulations and requirements applicable to the operation of the Property, and has no knowledge of any threatened violation of any such laws, regulations and requirements.

            5.1.2 AUTHORITY. This Agreement constitutes a valid and legally binding obligation of Seller. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will, as of Closing, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which Seller or any entity controlled by Seller is a party or by which they or any of their properties or assets may be bound or violate any order, injunction, decree, statute, rule or regulation applicable to either of them or any of their assets or properties which would invalidate the transaction described herein.

            5.1.3 FINANCIAL STATEMENTS. Seller shall deliver to Purchaser's accounting firm, at the time of the audit to be performed following Closing at Purchaser's expense of the last complete calendar year financial statements of the Property, the representation letter in the form attached to this Agreement as Exhibit B with respect to the period Seller has owned the Property. The application and form of the representation letter with regard to the period prior to Seller's ownership of the Property will be described in an agreement, if any, reached between the parties during the Inspection Period. Subject to the procedure described in section 5.3.1, immediately upon execution of this Agreement, Seller will furnish Purchaser with copies of the financial information requested in the Cavanaughs Due Diligence Request List, which is attached to and incorporated in this Agreement by this reference as Exhibit C ("Due Diligence Request List") (or make the materials available at the Hotels if so indicated on the Due Diligence Request List). To Seller's Actual Knowledge, with respect to the period Seller has owned the Property, the financial information provided by Seller fairly present in all respects the financial condition and results of operations of each of the Hotels utilizing generally accepted accounting procedures.

            5.1.4 ACCURATE INFORMATION. Immediately upon execution of this Agreement, utilizing the procedure described in section, 5.3.1, Seller will furnish Purchaser with true and correct copies (including all amendments thereto and modifications thereof) of the documents described in the Due Diligence Request List (which information shall be updated throughout the Inspection Period and immediately prior to Closing in the format normally produced by Seller) which are within the possession or control of or accessible to Seller ("Due Diligence Materials"). Seller does not warrant the accuracy of any information compiled by third parties. Seller warrants, to Seller's Actual Knowledge, that the only information it has on the subject matter of Phase I Environmental Site Assessments and the Property Condition Assessment Reports and the ALTA Surveys is the information contained in those documents, and that, to Seller's Actual Knowledge, Seller knows of no inaccuracy in the information contained in the Phase I Environmental Site Assessments and the Property
                    Condition Assessment Reports and the ALTA Surveys.   To
                    Seller's Actual Knowledge, the information provided to Purchaser in response to the Due Diligence Request List which has been prepared by Seller is accurate and complete and that there are, to Seller's Actual Knowledge, no agreements with any entity, individual person or group which are material to the operation of the business of the Hotels heretofore conducted or to the value of the Property. except as provided to Purchaser pursuant to this paragraph. Seller shall assign to Purchaser any warranties of information from predecessor in title.

            5.1.5 AGREEMENTS IN FORCE AND EFFECT. To Seller's Actual Knowledge, all documents identified in Section 5.1.4 are valid and in full force and effect, and to Seller's Actual Knowledge no party has breached any material condition or provision thereof and is not in default in any material respect under the terms thereof except as is disclosed in writing by Seller to Purchaser at the time of delivery of the documents.

            5.1.6 ABSENCE OF ADVERSE FACTORS OR CHANGE. There has not been, or Seller has not, as the case may be:

                    (i) acquired knowledge of any event directly relating to the physical condition of the Hotels which threatens materially to disrupt, prevent or impair the conduct of the business of the Hotels; or

                    (ii) conducted the business of the Hotels otherwise
                         than in the ordinary course, except as otherwise expressly provided in this Agreement.

            5.1.7 GOVERNMENT REPORTS AND RETURNS. To Seller's Actual Knowledge, Seller has filed in a timely manner, all material reports and returns relating to any of the Property required to be filed by any applicable law or governmental regulation, except such reports and returns the late filing of which (or the failure to file which) would not have a material and adverse effect on the conduct of the business of the Hotels.

            5.1.8 SELLER'S OBLIGATIONS PAYMENTS. All payments due and payable under the Hotel Contracts, Equipment Leases, wages and benefits of employees, Permits and Space Leases and encumbrances on the Property ("Seller's Obligations") have been paid to date, and Seller covenants that Seller's Obligations will be paid through the Closing.

            5.1.9 NAMES. Seller represents and warrants that, to Seller's Actual Knowledge, there is no litigation, claim or assertion, pending or threatened, which challenges the validity of or Seller's title to or right to use any Names.

            5.1.10 ABSENCE OF LITIGATION AND LIENS. There is no pending litigation against the Seller which involves a claim against the Property which will impair the free and clear transfer of title. To the Seller's actual knowledge and belief there are no assessments pending which would constitute a lien or charge against the Property on the Closing Date, other than non-delinquent real or personal property taxes.

            5.1.11 HAZARDOUS SUBSTANCES AND CODE REQUIREMENTS. Seller does not warrant the accuracy of any information compiled by third parties. Seller warrants, to Seller's Actual Knowledge, that the only information it has on the subject matter of Phase I Environmental Site Assessments and the Property Condition Assessment Reports and the ALTA Surveys is the information contained in those documents, and that, to Seller's Actual Knowledge, Seller knows of no inaccuracy in the information contained in the Phase I Environmental Site Assessments and the Property Condition Assessment Reports and the ALTA Surveys. "Hazardous Substances" are defined as toxic, dangerous, or hazardous substances, pollutants, or contaminants, including without limitation, petroleum products or asbestos or PCB's or any substance designated as hazardous by Federal or State or local law or regulation . Seller warrants, except as disclosed as described in the Phase I Environmental Site Assessments and the Property Condition Assessment Reports, that the Property does not contain any Hazardous Substances as of Closing ("Existing Hazardous Substances") placed upon or released into the Property due to the action or failure to act of Seller or Seller's agents or employees during the period of Seller's ownership or control other than in full compliance with all applicable laws, rules, and regulations. Seller represents and warrants that as of the date hereof , except as is disclosed in the Phase I Environmental Site Assessments and the Property Condition Assessment Reports provided to Purchaser at the time of delivery of the documents described in the Due Diligence Request List, it has not received notification of any kind from any regulatory agency stating that the Property is or may be targeted for a federal or state Hazardous Substances cleanup or may be contaminated with any Hazardous Substances or is currently in violation of any applicable zoning, building, safety or accessibility law or regulation Seller shall indemnify and hold Purchaser harmless from and against any and all loss, damage, claims, penalties, liabilities, suits, costs, and expense (including, without limitation, cost of remedial actions or cleanup), suffered or incurred by Purchaser arising out of Existing Hazardous Substances released into the Property due to the action or failure to act of Seller or Seller's agents or employees during the period of Seller's ownership or related to the breach of the foregoing representations and warranties.

            5.1.12 CONDITION OF PROPERTY. Purchaser acknowledges that Seller has acquired the Property within the past year based upon information provided to Seller by the prior owner and information developed by Seller in the course of its due diligence investigation (collectively "Seller's Due Diligence Materials"). Seller represents and warrants that it is providing to Purchaser at the initial delivery of the Due Diligence Materials all of the Seller's Due Diligence Materials. Seller does not warrant the accuracy of any information compiled by third parties. Seller warrants, to Seller's Actual Knowledge, that the only information it has on the subject matter of Phase I Environmental Site Assessments and the Property Condition Assessment Reports and the ALTA Surveys is the information contained in those documents, and that, to Seller's Actual Knowledge, Seller knows of no inaccuracy in the information contained in the Phase I Environmental Site Assessments and the Property Condition Assessment Reports and the ALTA Surveys.

            5.1.13 EMPLOYEE AGREEMENTS. There are no collective bargaining agreements, no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees which would affect the transfer of Property contemplated by this Agreement or require Purchaser to continue any employment or compensation arrangement with any person. Seller has no commitment to create any of the above-referenced plans nor will they do so while this Agreement is in effect. As of the Closing, Seller shall terminate all employees in the operation of the Hotels. Purchaser represents to Seller that Purchaser will offer employment to the minimum percentage of the number of employees then normally employed at each Hotel as of the date of Closing as would be required to prevent this transaction triggering the provisions of the WARN Act, but is not otherwise required to, hire some or all such employees in connection with Purchaser's operation of the Hotels. Seller shall be responsible for all salaries, taxes, benefits, and vacation (including accrued but unused vacation) for all employees up to the Closing date.

            5.1.14 NON-FOREIGN STATUS. Seller is not a "foreign person" (i.e., a nonresident alien individual or foreign corporation) within the meaning of Section 897(a) of the Code. At Closing, Seller will furnish Purchaser, in accordance with Code Section 1445 and the Regulations thereunder, with an affidavit stating, under penalty of perjury, that Seller is not a "foreign person," and stating Seller's taxpayer identification number.

     5.2 LIMITATION ON SELLER'S REPRESENTATIONS AND WARRANTIES. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof the physical condition, income, expenses or operation thereof, the uses which can be made of the same or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Space Leases. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, financial statements pertaining to the operation of the Hotels or any other information respecting the Property furnished by Seller or any employee, agent, consultant or other person representing or purportedly representing Seller; and that the Property is being purchased "AS IS WHERE IS" with the exception of those representations and warranties expressly set forth in this Agreement.

     5.3    INSPECTION PERIOD.

            5.3.1 PURCHASER'S INSPECTION AND WAIVER. Purchaser shall have 20 days after the later of the Effective Date or delivery by Seller to Purchaser of the last of the Due Diligence Materials which are within the possession or control of or accessible to Seller ("Inspection Period") within which to inspect the Property and review all documents requested in the Due Diligence Request List ("Due Diligence Materials") to determine whether the Property in its current status is suitable, in the exercise of the sole business judgment discretion of Purchaser, for the purposes of Purchaser, which inspection may, at Purchaser's discretion and cost, include environmental assessments. Purchaser shall only use the Due Diligence Materials for the purpose of evaluating the Property, as opposed to any competitive use, and shall restrict access to the Due Diligence Materials to those persons required to evaluate the Property. This Agreement shall terminate, the Earnest Money shall be refunded to Purchaser, and all responsibilities of the parties to one another shall terminate unless, prior to the end of the Inspection Period, Purchaser notifies Seller that Purchaser has determined to its satisfaction the Property can be used for these purposes to Purchaser's satisfaction.

                    The start date of the Inspection Period shall be established as follows: Seller shall deliver (or make available at the Hotels if so provided in the Due Diligence Request List) all Due Diligence Materials to Purchaser within five business days of the Effective Date, or such earlier date as Seller can accomplish, together with a listing of the materials furnished and a written certification to Purchaser that such delivery constitutes all of the Due Diligence Materials except materials which, to Seller's Actual Knowledge, do not exist or cannot be obtained by Seller. In the event Seller discovers additional Due Diligence Materials after the certification and delivery described in the preceding sentence, Seller shall immediately deliver such materials together with a supplemental certification in the same form as described in the preceding sentence, in which event the Inspection Period, as to such additional materials only, will be presumed to have commenced on the date of this supplemental delivery and certification by Seller.

                    Immediately upon execution of this Agreement, Seller shall provide Purchaser with continuing access to the Property and complementary guest rooms for Purchaser's inspection personnel to complete such inspections and reports as Purchaser may elect, provided they shall be conducted without disruption of the operation of the Hotels and at Purchaser's sole expense and Purchaser shall indemnify Seller against any physical damage to the Property or claim resulting from negligent or unlawful actions by Purchaser or Purchaser's agents arising out of Purchaser's inspection activities. To facilitate this inspection, and for information purposes only, with no recourse to Seller for mistakes, Seller shall have its onsite staff complete, to the best of their knowledge and ability, and deliver to Purchaser within five business days of the Effective Date, the Facility Inspection Questionnaire which is attached to and incorporated in this Agreement by this reference as Exhibit D.


                                   Article VI
                                   ----------

     REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents to Seller that the following statements are true:

     6.1 ORGANIZATION AND STANDING. Purchaser is duly organized and in good standing in the state of its formation. Purchaser, at Closing, will be duly organized, validly existing and in good standing under the laws of the State in which the Property is located and will have all requisite power and authority to own, lease and/or operate the Property after the Closing and to carry on the businesses thereat as now being conducted.

     6.2 AUTHORITY. Purchaser has full power to carry out the transactions provided for in this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated herein have been duly and validly authorized by all necessary Corporate action on its part, and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and similar laws and by equitable principles generally. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its assets or properties.


                                   Article VII
                                   -----------

     CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that, between the date of this Agreement and the Closing Date, Seller will operate the Premises and the business of the Hotels in substantially the same manner as conducted prior to the date hereof. Purchaser correspondingly will use its best efforts to effect continuity of operations between the date of this Agreement and the Closing.
     Without limiting the generality of the foregoing, Seller agrees that between the date of this Agreement and the Closing Date:

     7.1 NOTICE OF CHANGE. Seller will notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing which would make any of the representations and warranties in Section 5 untrue in any material adverse respect if such representations and warranties had been given as of the date on which Seller becomes aware of any such transaction or occurrence.

     7.2 SPACE LEASES. Seller will not, without the prior written consent of Purchaser, which consent Purchaser agrees not unreasonably to withhold or delay, modify or amend any Space Lease or cancel or renew any existing Space Lease or enter into any new Space Lease. If Purchaser fails to respond to a request for the consent referred to in the preceding sentence within five business(5) days after its receipt of such request, it shall be deemed to have so consented. Subject to this
            Section 7.2, Seller agrees to notify Purchaser of any modification amendment or cancellation of any existing Space Lease and of Seller's entry into any new or renewal Space Lease whether or not Purchaser's consent is required under the provisions of this Section 7.2, and Seller agrees to furnish Purchaser with a copy of any new or renewal Space Leases entered into after the date of this Agreement.

     7.3 HOTEL CONTRACT AND EQUIPMENT LEASES. Seller will not enter into any new Hotel Contracts or Equipment Leases, or renew or amend any existing Hotel Contracts or Equipment Leases at an annual expenditure under any such new or renewal Hotel Contract or Equipment Lease at a rate exceeding the rate currently prevailing under the existing Hotel Contract or Equipment Lease for the corresponding service or product without the written consent of Purchaser which Purchaser may withhold at its discretion. Seller agrees to notify Purchaser of any proposed renewal, modification, amendment or cancellation of any existing Hotel Contract or Equipment Lease and to furnish Purchaser with a copy of any proposed, new or renewal Hotel Contract or Equipment Lease prior to execution.

     7.4 ENCUMBRANCES. Seller agrees that no borrowings or hypothecation which would encumber the Property or any part thereof after the Closing shall be made without the prior written consent of Purchaser, which consent may be withheld at Purchaser's absolute discretion.

     7.5 BOOKING BUSINESS. Seller shall continue to accept booking contracts and reservations for the Hotels' facilities in accordance with past practices, at not less than standard rates for the Hotels.

     7.6 INSURANCE. Seller shall keep in full force and effect through the Closing all the existing fire and extended coverage and other insurance policies.

     7.7 GOODWILL AND BUSINESS. Seller shall use its best efforts to preserve intact the good will of the Hotels and the Names with its existing clientele and to preserve its business relationships with all wholesalers, suppliers, or other parties with whom it has an existing business relationship.

     7.8 MAINTENANCE AND REPAIR. Seller shall make, at its sole cost and expense, whatever repairs and replacements may be necessary to maintain and keep the Property in its present state of repair (ordinary wear and tear and casualty excepted).

                                  Article VIII
                                  ------------

     ADDITIONAL AGREEMENTS.

     8.1 TITLE INSURANCE. Title exceptions will be handled as described above.

     8.2 ASSIGNMENTS OF SERVICE EQUIPMENT, PERMITS. Seller shall execute all applications and instruments required in connection with the transfer to Purchaser of all Service Equipment and all transferable Permits in order to effect such transfer on the Closing under this Agreement. All government charges incurred in connection with said transfers shall be paid by Purchaser. Seller will use its best efforts to keep all existing Permits in force, and to renew any of the same which expire prior to the Closing. In the event that any Permit is suspended or revoked, Seller shall promptly notify Purchaser of that fact, and Seller, at its sole cost and expense, shall use its best efforts to have the Permit reinstated without limitation or conditions.

     8.3 APPLICATIONS FOR PERMITS. Purchaser will use its best efforts to have issued to it, on the Closing Date, all non-assignable Permits required for the operation of the Hotel, and Seller agrees to cooperate with Purchaser in such efforts in any way reasonably requested, at Purchaser's cost and expense.

     8.4 RECORDS. Possession of all records, documents and papers of every kind and nature pertaining to the Property and the operation of the Hotel relating to the period of time prior to the Closing in possession of Seller, shall be transferred to Purchaser and included in the Bill of Sale described below. Purchaser shall either deliver copies to Seller or make access available to Seller to the records which Seller may reasonably require for use in connection with tax records or other reports following Closing, and shall provide Seller with space in the Hotel for that purpose.

     8.5 COOPERATION. Seller and Purchaser will cooperate with each other in every way and will exercise their best efforts in carrying out the transactions contemplated herein, in obtaining all required approvals, authorizations, and clearances, and in delivering all documents, instruments, or copies thereof or other information deemed necessary or useful by the other party.

     8.6 ITEMS NOT INCLUDED IN PURCHASE AND SALE. It is expressly understood between the parties hereto that the following items are not included in the "Property" under Article II hereof, and, accordingly, are not included in this sale and purchase, except to the extent specifically indicated below:

            8.6.1 BANK ACCOUNTS. All cash on hand or on deposit in banks or in transit for deposit for the account of Seller.

            8.6.2 OTHER EXCLUDED INTANGIBLES. All (i) prepaid insurance premiums and other prepaid items, (ii) deposits with utilities, insurance deposits and other similar deposits (except that any deposit for rooms or use of facilities or contracts for use of facilities or made under terms of any Space Leases shall be transferred to Purchaser subject to the rights of the depositor).

     8.7 ACCOUNTS RECEIVABLE AND PAYABLE. It is the intention of the parties that the operating revenues of the Hotel shall be prorated as of the Cut-off Time. Accordingly, all Hotel accounts receivable, including without limitation, all credit and charge card receivables, ("Receivables") occurring prior to the Cut-off Time shall be the property of Seller. All Receivables occurring subsequent to the Cut-off Time shall be the property of Purchaser. Except for obligations expressly approved by Purchaser to be assumed by Purchaser during the Inspection Period and except for the prorations at Closing described in this Agreement, all accounts payable arising prior to Closing are the sole responsibility of Seller. Purchaser assumes no liability for collection of Receivables of Seller except to report accurately and remit to Seller any payment of a Receivable of Seller which comes to Purchaser.

     8.8 COLLECTIONS OF ACCRUED RENT UNDER SPACE LEASES. If at the Closing there are any past due rents owing to Seller under any Space Leases, said amounts shall be considered a Receivable of Seller.

     8.9 CONSUMABLES. All Consumables which are useable by Purchaser (excluding any Consumables prohibited for use by reason of the termination of any franchise/license agreement) as of the Cut-off Time shall be inventoried at the Cut-off Time by Purchaser and Seller. The amount of Consumables located in or issued to the operating departments in each Hotel will be substantially at the same levels as have heretofore been maintained in connection with the operation of the Hotel.

     8.10   POST CLOSING ASSISTANCE AND ARRANGEMENTS.

            8.10.1 SELLER'S ASSISTANCE AFTER CLOSING. For a period of sixty (60) days following the Closing, Seller shall at reasonable times and upon reasonable notice provide Purchaser's representatives with such information and assistance as shall be reasonably required in order for them to familiarize themselves with the Hotel operations.

            8.10.2 DELIVERY OF DOCUMENTS AFTER CLOSING; INSTRUMENTS OF FURTHER ASSURANCE. Following the Closing, Seller agrees, on request of Purchaser, to execute and deliver to Purchaser such further instruments in writing as may be reasonably required to complete or evidence the transaction provided for and Purchaser shall, on request, execute and deliver like instruments to Seller.


                                   Article IX
                                   ----------

     CLOSING.

     9.1 CLOSING. Without waiving the use of the full time allowed to close described in the next sentence, Purchaser will endeavor to close this transaction by July 27, 1998. The Closing for the consummation of the transactions contemplated by this Agreement ("Closing"), including the sale and purchase of the Property, shall, unless another date and/or place is agreed to in writing by the parties hereto, take place at the Title Company ("Escrow"), on the date ("Closing Date") which is on or before the Monday which is 20 days after the waiver of all contingencies described in Section 5.3. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Upon completion of the Closing, Purchaser shall immediately be entitled to actual and be charged with constructive possession of the Property, and all risk of loss with regard thereto shall pass to Purchaser.

     9.2 CUT-OFF TIME. The Cut-off Time shall be as of 11:59 p.m. on the day preceding the Closing Date, except that Seller shall receive the income and shall be charged for the expenses attributable to the restaurants, bar facilities or room service up to 2:00 a.m. on the Closing Date.

     9.3 CLOSING STATEMENTS. At the Closing, Escrow shall deliver a Preliminary Closing Statement setting forth in reasonable detail prorations required under Article X based upon such preliminary audits and inventories as they have made up to the Closing Date. Within thirty (30) days following the Closing Date, Escrow shall deliver a Final Closing Statement setting forth the final determination of the adjustments and prorations; PROVIDED, HOWEVER, that no adjustment shall be made for any item included in the Preliminary Closing Statement if the said item has been approved by Purchaser prior to the Closing. A payment to cover any changes as a result of such Final Closing Statement will be made by Seller or Purchaser, as the case may be, within five (5) days after the receipt of such Final Closing Statement.

            In the event that, at any time within ninety (90) days after the Closing, either party discovers any item which should have been included in the Final Closing Statement but was not included for any reason, then such item shall be adjusted in accordance with this Agreement as if its existence had been known at the time of the preparation of the Final Closing Statement.

                                    Article X
                                    ---------

     CLOSING ADJUSTMENTS;  OTHER CLOSING MATTERS.

     10.1 CLOSING ADJUSTMENTS. On the Closing Date the following items shall be apportioned between Purchaser and Seller as of the Cut-Off Time:

            10.1.1 RENTS AND OTHER REVENUE. All Hotel revenues, including percentage rents (if any) as and when collected; PROVIDED, HOWEVER, that in connection with the preparation of the Preliminary Closing Statement, as provided in Section 9.3, any percentage rentals under any Space Lease shall be estimated to the Cut-off Time on the basis of sales, receipts or profits for immediately preceding fiscal periods, and an adjustment shall be made based upon actual figures, if available, or again upon recently completed fiscal periods for the purpose of making a final estimate of the amounts of such percentage rentals in connection with the preparation of the Final Closing Statement as provided in Section 9.4. Guest room revenues for the night immediately prior to the Closing Date shall be divided equally between Seller and Purchaser;

            10.1.2 TAXES, LEVIES, ETC. Real estate taxes and personal property taxes, if any, levied or imposed upon the Property on the basis of the fiscal year for which assessed;

            10.1.3 WATER CHARGES. Unmetered water charges on the basis of the fiscal year;

            10.1.4 UTILITIES. Charges and fees due under telephone contracts and contracts for the supply of heat, water, steam, electric power, gas and lighting or sewer; it being further agreed that all deposits (including interest actually accrued) made by Seller as security under any such public service contracts (or any other contracts being assumed by Purchaser hereunder) shall be assigned to Purchaser and credited to Seller;

            10.1.5 TENANT CHARGES. Charges due Seller for electric power, steam or other utilities, submetering fees, charges for chilled water and other charges for services furnished to Space Lessees to the extent not adjusted pursuant to
                    Section 10.1.1;

            10.1.6 HOTEL CONTRACTS AND EQUIPMENT LEASES. Charges and receipts under all Hotel Contracts and Equipment Leases;

            10.1.7 PERMIT CHARGES AND FEES. Purchaser shall pay all transfer or application fees for transferable Permits;

            10.1.8 PAYMENTS TO OR FOR EMPLOYEES. Employees' wages (including without limitation federal withholding and employment taxes, and all state and local taxes, if any, required to be collected by employers on personnel working at the Hotels) vacation pay and other amounts payable under any Seller's Obligations (in accordance with the terms thereof) and payroll expenses shall be paid by Seller.

            10.1.9 OTHER ADJUSTMENTS. Such other items as are provided for in this Agreement including but without limitation all cash in house banks, the deposits under the Space Leases, and advance payments under booking arrangements.

     10.2 Excise Taxes. To the extent of their existence, Seller shall pay any transfer charges or taxes imposed by state or local jurisdictions on the Land and Improvements and Purchaser shall pay any sales tax on the personal property.

     10.3 CLOSING COSTS AND TITLE INSURANCE. Purchaser and Seller shall each pay one-half of the applicable escrow fees and recording costs. Seller shall pay the costs of title insurance attributable to an owner's standard ALTA coverage. Purchaser may, at Purchaser's sole option, require extended form title insurance and pay for the additional cost of such coverage beyond that of standard form coverage and for any required survey. Each party shall bear its own attorney's fees in connection with this transaction.

     10.4 TERMINATION OF QUALITY INN FRANCHISE. Seller shall negotiate and pay to Quality Inn, the amount of the charges for termination of the Quality Inn franchise for the Pocatello property at any time following Closing at which Purchaser elects, in its sole discretion, or Quality Inn otherwise requires, to terminate the Quality Inn relationship. This obligation will be documented at Closing in the manner required to survive Closing.


                                   Article XI
                                   ----------

     DELIVERIES ON CLOSING.

     11.1 DELIVERIES BY SELLER. Seller shall make the following deliveries to Purchaser at the Closing:

            11.1.1 DEED. Seller shall execute, acknowledge and deliver to Purchaser a warranty deed sufficient to convey to Purchaser the fee simple title to the Land together with the Improvements thereon, subject to and in accordance with the provisions of this Agreement.

            11.1.2 BILL OF SALE AND REGISTRATIONS. Seller shall execute, acknowledge and deliver to Purchaser a bill of sale and title registration transfer documents (if any) sufficient to transfer clear title and interest in and to the Service Equipment, Consumables and Operating Equipment subject to and in accordance with the provisions of this Agreement and subject to Permitted Exceptions.

            11.1.3 ASSIGNMENTS OF SPACE AND EQUIPMENT LEASES. Seller shall execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all of Seller's right, title and interest as lessor under all Space Leases and as lessee and owner under the Equipment Leases. Seller shall also execute, acknowledge and deliver to Purchaser, in counterparts, an assignment of all security deposits then held by Seller pursuant to the terms of Space Leases. Purchaser will decide and notify Seller prior to the end of the Inspection Period whether the estoppel statements provided by tenants under Space Leases in excess of one year in length are adequate for Purchaser's purposes.

            11.1.4 ASSIGNMENT OF HOTEL CONTRACTS, TRANSFERABLE PERMITS, NAMES AND MISCELLANEOUS ASSETS. Seller shall execute, acknowledge and deliver to Purchaser an assignment of all of Seller's right, title and interest under the Hotel Contracts, transferable Permits, Names (to extent transferable) and the Miscellaneous Assets to be sold pursuant to this Agreement and shall deliver Seller's original counterparts of all documents which are in writing together with such correspondence and other records, if any, pertaining thereto which Seller has. Purchaser will decide and notify Seller prior to the end of the Inspection Period if Purchaser wishes to cancel any of the Hotel Contracts which are cancelable.

            11.1.5 DOCUMENTATION REGARDING NON-TRANSFERABLE PERMITS. As to any non-transferable Permits, Seller will, at Purchaser's cost and expense, execute and deliver to Purchaser any documents reasonably required to be signed by Seller to effect the reissuance thereof in the name of Purchaser.

            11.1.6 CONSENTS/ESTOPPEL CERTIFICATES. Seller, to the extent it is able to require the same under current agreements, shall obtain and deliver to Purchaser certificates from the lessees under the Space Leases in excess of one year in length and from parties to each of the Hotel Contracts in excess of one year in length stating that said leases and/or contracts are in full force and effect in accordance with their terms, that to the best of their knowledge there are no defaults thereunder, and that, to the extent that the consent of such party is required for the assignment thereof, such
                    consent has been given.   To the extent Seller is
                    unable to obtain the certificates described in the preceding sentence, Seller shall warrant to Purchaser that the status of such agreements is as stated in the preceding sentence.

            11.1.7 SELLER'S RECORDS. Seller shall deliver to Purchaser all records pertaining to the then registration of guests, advance bookings of banquets and similar functions, advance room reservations, promotion records, due bills, records of the purchasing and engineering departments of the Hotels and all other records, instruments, documents and deposits for Hotels' operation, except for such summaries or copies of such records as Seller chooses to retain at its off-site office.

            11.1.8 EMPLOYMENT AGREEMENTS AND CONTRACTS. Seller and Purchaser shall provide a written notice to all employees of the Hotels to terminate all employees of the Hotels as of the Cut-off Date. The notice shall be made in form reasonably acceptable to Purchaser.

            11.1.9 TITLE INSURANCE AND ADDITIONAL ITEMS. Seller shall deliver to Purchaser all other instruments and documents to which Purchaser may be entitled at the Closing under any of the other provisions of this Agreement, including the policy of Title Insurance.

     11.2 DELIVERIES BY PURCHASER. Purchaser shall make the following deliveries to Seller at the Closing.

            11.2.1 PURCHASE PRICE. Purchaser will execute and deliver such documents as are necessary to reflect that the Property is taken subject to the items described in
                    Article IV, and shall make any other payments required by it hereunder.

            11.2.2 ASSUMPTION OF SELLER'S OBLIGATIONS. Purchaser shall execute, acknowledge and return to Seller counterparts of the assignments delivered pursuant to Section 11.1 to evidence its agreement to assume and perform all of the Seller's obligations under the Lease (as negotiated), Space Leases, Hotel Contracts, and transferable Permits from and after the Closing Date; together with its obligation to pay all items for which it has received a credit at Closing and to indemnify Seller with regard thereto.

            11.2.3 ASSUMPTION OF BOOKINGS. Purchaser shall perform all booking arrangements at the Hotels from and after the Closing insofar as the same have been made by Seller pursuant to Section 7.5.

            11.2.5 ADDITIONAL ITEMS. Purchaser shall deliver to Seller all instruments and documents to which Seller may be entitled at the Closing under any of the other provisions of this Agreement.

     11.3   NOTICES.

            11.3.1 TENANTS UNDER LEASES. Seller and Purchaser shall execute and deliver all notices to all Space Lessees advising them of the sale of the Property, the assignment to Purchaser of the Space Leases, and the assumption by Purchaser of the lessor's obligations under such Space Leases.

            11.3.2 OTHER NOTICES. Upon request of either party, Seller and Purchaser will execute and mail a notice addressed to the other party under any Equipment Lease, Hotel Contract, or to the governmental or other authority issuing any Permit assigned to Purchaser, notifying such person or authority of such assignment, and of the assumption of Purchaser of Seller's obligations thereunder.


                                   Article XII
                                   -----------

     CONDITIONS TO CLOSING OBLIGATIONS.

     12.1 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions contemplated by this Agreement, including the sale of the Property, is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below in this Section 12.1; PROVIDED, HOWEVER, that Seller, at its election, may waive all or any of such conditions:

            12.1.1 PERFORMANCE OF AGREEMENTS. Purchaser shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X).

            12.1.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall, except as contemplated or permitted by this Agreement, be true (regardless of the knowledge, or lack thereof, of Purchaser) on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.1.3 TENDER. Purchaser shall have tendered to Seller the delivery of the items contemplated in Section 11.2.

     12.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of Purchaser to consummate the transactions contemplated by this Agreement, including the sale and purchase of the Property, is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below in this Section 12.2; PROVIDED, HOWEVER, that Purchaser, at its election evidenced by written notice delivered to Seller prior to or at the Closing, may waive any or all of such conditions:

            12.2.1 PERFORMANCE OF AGREEMENTS; ADVERSE CHANGES. Seller shall have performed all of its agreements contained in this Agreement required to be performed by it prior to the Closing Date (including but without limitation the adjustments and other closing matters provided for in Articles IX and X)

            12.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall, except as contemplated or permitted by this Agreement to be limited to Seller's Actual Knowledge, or as required or consented to by Purchaser under
                    Section 7.2, be true on and as of the Closing Date, as if made on and as of the Closing Date, in all respects except for instances which are, in the aggregate, not material.

            12.2.3 LITIGATION. There shall be no pending or threatened litigation seeking to restrain, prevent, rescind, or change the terms of the sale and purchase of the Property from that which is set forth herein.

            12.2.4 TENDER. Seller shall have tendered to Purchaser the delivery of the items contemplated in Section 11.1.

            12.2.5 ASSUMED DEBT AND EQUIPMENT LEASES. The holders of the Assumed Debt and the Equipment Leases shall have approved the transfer of the Property without change in terms or charge to Purchaser.

                                  Article XIII
                                  ------------

     GENERAL PROVISIONS.

     13.1   FIRE OR OTHER CASUALTY OR CONDEMNATION.

            13.1.1 NOTICE TO PURCHASER. Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at or to the Property between the date of this Agreement and the Closing Date, or of any actual or threatened condemnation of all or any part of the Land of which Seller has knowledge.

            13.1.2 MAJOR CASUALTY OR TAKING. If, prior to the Closing, there shall occur (i) Damage to the Property caused by fire or other casualty which would cost Five Hundred Thousand Dollars ($500,000) per Hotel or more to repair and has a material impact on operations, or (ii) a taking by condemnation of any part of the Improvements or which materially interferes with the operation or use of the Hotels, then, and in either such event, Purchaser may terminate its obligations under this Agreement by written notice given to Seller within fifteen (15) days after Seller has given Purchaser the notice referred to in Section 13.1.1, or at the Closing, whichever is earlier and receive the return of the Earnest Money. If Purchaser does not so elect to terminate its obligations under this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument, all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not expended for or required to reimburse Seller for actual expenditures on account of restoration and Purchaser shall off-set against the Purchase Price at Closing the amount of any portion of the damage not covered by insurance.

            13.1.3 OTHER CASUALTY OR TAKING. If, prior to Closing, there shall occur (i) damage to the Premises caused by fire or other casualty which would cost less than Five Hundred Thousand Dollars ($500,000) to repair, or, (ii) a taking by condemnation of any part of the Premises which does not include a material part of the Improvements or does not materially interfere with the operation or use of the Hotels, then, and in any such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing, by written instrument all of Seller's interest in any insurance proceeds (except use and occupancy insurance and business interruption insurance for the period ending with the Closing Date) or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or the amount thereof not previously expended for or required to reimburse Seller for actual expenditures on account of restoration, and Purchaser shall off-set against the Purchase Price at Closing the amount of any portion of the damage not covered by insurance.

            13.1.4  DEFINITION OF MATERIAL TAKING.  For purposes of this
                    Section 13.1, a taking of a material part of the improvements shall mean any taking which leaves remaining a balance of the Premises which may not be economically operated for the purpose for which the Premises was operated prior to such taking. Without limiting the generality of the foregoing, a taking of more than ten percent (10%) of the common areas of the Improvements (including, without limitation, the lobbies, ballrooms, bars, dining areas, corridors, cellars, storage or service equipment areas) or more than fifteen percent (15%) of the guest areas of the Improvements (including, without limitation, all private rooms, bathrooms and the like) shall be deemed to be material and materially to interfere with the business and operation of the Hotels.

     13.2   TERMINATION.

            13.2.1 BY SELLER. Seller may terminate this Agreement by providing 15 days notice and opportunity to cure to Purchaser at any time prior to the Closing Date if a material default under or a material breach of this Agreement or any representation or warranty set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall be made by Purchaser.

            13.2.2 BY PURCHASER. Purchaser may terminate this Agreement by 15 days notice and opportunity to cure to Seller at any time prior to the Closing Date if:

                    (A) A condition to the performance of Purchaser hereunder shall not be satisfied on or before the date specified for the satisfaction thereof; or

                    (B) A material default under or a material breach of this Agreement or of any representation or warranty set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall be made by Seller, provided that the obligations of Purchaser under section 5.3 with regard to its due diligence inspection shall continue.

            13.2.3 EFFECT OF TERMINATION. In the event of termination of this Agreement under this Section 13.2, then:

                    (A) The Earnest Money deposit of Purchaser shall be returned unless Purchaser is the party in default; and

                    (B) In the event the Agreement is terminated and the Closing is not consummated by reason of default of a party hereunder, if Purchaser is the defaulting party, Seller shall retain the Earnest Money as its sole and exclusive remedy; and if Seller is the defaulting party, Purchaser may bring an action for specific performance, or sue for actual damages.

     13.3   ASSUMPTION OF LIABILITIES.

            13.3.1 LIMITATION ON ASSUMED LIABILITIES. Purchaser is not assuming any liabilities of Seller except liabilities which the terms of this Agreement expressly require Purchaser to assume.

            13.3.2 SPECIFIC EXCLUSION OF ASSUMED LIABILITIES. Without limiting the generality of Section 13.3.1, Purchaser is not assuming any liability of Seller in respect of the following:

                    (A) Any of Seller's trade payables applicable to the period prior to Closing;

                    (B) Any contingent liability of Seller whether for taxes or otherwise;

                    (C) Any liability on account of any employment agreement, welfare or other employee or fringe benefit plan, or any other or similar plan or any retirement, bonus, severance pay, insurance, profit sharing or deferred compensation plan; or

                    (D) Any liability of Seller hereunder for fees, expenses or taxes incurred in connection with the sale and transfer of the Property.

            13.3.3 EFFECTIVE DATE OF ASSUMPTION. Wherever it is provided in this Agreement that Purchaser shall assume all obligations of Seller, such assumption shall be effective only from and after the Closing Date and no such assumption shall require Purchaser to assume, nor shall it assume, any liabilities or obligations of Seller relating to or arising from Seller's performance of, or failure to perform, any of the terms of the assumed obligation prior to the Closing Date (except as otherwise expressly provided in this Agreement.)

     13.4 SURVIVAL OF REPRESENTATIONS, ETC. Subject to the time limitations described in section 5.2, the respective representations, warranties, obligations, covenants and agreements of Seller and Purchaser contained herein shall survive Closing. Except to the extent of any environmental or structural warranties of Seller under sections 5.1.11 and 5.1.12, any action by Purchaser against Seller based upon a violation of Seller's representations and warranties must be commenced within one year of Closing.

     13.5   INDEMNIFICATION.

            13.5.1 AGREEMENT TO INDEMNIFY. Subject to the express provisions of this Agreement to the contrary, the Seller will indemnify Purchaser against any liability for claims arising out of events, acts, or omissions of Seller that occurred in connection with the operation of the Hotels up to the Closing Date, and Purchaser will indemnify the Seller against any liability for claims arising out of events, acts or omissions of Purchaser that occur in connection with the operation of the Hotels on or after the Closing Date.

            13.5.2  INDEMNIFICATION REGARDING ASSUMED OBLIGATIONS.
                    Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party from and after the Closing Date, the party so assuming such liability shall be deemed to have also agreed to indemnify and hold harmless the other party, its successors and assigns, from all claims, losses, liabilities and expenses (including reasonable attorneys' and accountants' fees) arising from any failure of the assuming party to perform the obligation so assumed from and after the Closing Date.

            13.5.3 NOTICE AND COOPERATION ON INDEMNIFICATION. Subject to the time limitations contained in section 5.2, whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which another party is or may be responsible under this Agreement, such party shall notify said other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have which may be used or useful in defense of such claims and shall afford said other party full opportunity to defend the same in the name of any party and shall generally cooperate with said other party in the defense of any such claim.

     13.6 ASSIGNMENTS. Without the prior written consent of the other party, neither party may assign its rights hereunder except that Purchaser may assign its rights hereunder to any entity of which Cavanaughs Hospitality Corporation is the parent, manager or general partner, so long as Cavanaughs Hospitality Corporation remains liable for and responsible for performance of all obligations hereunder and payment of the Purchase Price. Cavanaughs Hospitality Corporation shall be liable for all obligations of Purchaser under this Agreement.

     13.7 BROKERS. Seller shall be responsible for payment of all compensation to any agent or broker utilized by Seller in the sale of the Property; provided, however, that Seller shall have no liability for any compensation to CIBC Oppenheimer and that Purchaser shall be responsible for a fee to Jinneman, Kennedy & Associates totaling one-quarter of one percent of the purchase price. The parties represent and warrant to one another that they have not dealt with any other broker to whom they are obligated to pay a fee in connection with the sale of the Property.

     13.8 EXPENSES, FEES AND DISBURSEMENTS OF COUNSEL. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay their respective expenses, including without limitation the fees and disbursements of their own counsel, accountants and other advisors, in connection with the negotiation and preparation of this Agreement and the Closing.

     13.9 NOTICES. Except as otherwise provided in this Agreement, notices, demands, requests, consents, approvals or other communications (for the purpose of this Section 13.9 collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be considered given when sent by United States registered or certified mail, postage prepaid, (or by private overnight courier) addressed to Purchaser at 201 W. North River Drive Suite 100, Spokane, WA 99201 (Fax 509-325-7324) Attn. President; and to Seller at Sunstone Hotel Investors, Inc., General Partner, 115 Calle de Industrias, San Clemente, CA 92672, (Fax to:714-361-4157), attn. Mr. Robert A. Alter, President and CEO; or such other place as a party may from time to time designate by notice, or when personally delivered.

     13.10 COUNTERPARTS, FACSIMILES, CAPTIONS, ETC. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The facsimile transmittal of an executed document, to be followed as soon as practical by delivery of the original signed document, shall be considered delivery of an original when transmitted to Seller or to Purchaser. The captions are for convenience of reference only, and shall not affect the meaning or construction to be given any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

     13.11 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California, except to the extent required to enforce specific performance under the laws of a state in which the Property is located. In addition to any other remedy, the substantially prevailing party in any dispute arising out of this Agreement shall be entitled to recover their reasonable attorney fees and costs of litigation.

     13.12 ENTIRE AGREEMENT; NO RECORDING. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged by its agent duly authorized in writing or as otherwise expressly permitted herein. Subject to Section 13.6, this Agreement shall be binding upon and inure to the benefit of their successors and assigns. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The parties each agree that neither this Agreement nor any memorandum thereof shall be recorded.

     13.13 NO WAIVERS. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     13.14 CONFIDENTIALITY. Neither party will make any disclosure of this Agreement except to the extent required to comply with the obligations of the parties under this Agreement or to comply with the obligations of that party under applicable laws and regulations. In the event Purchaser does not waive its contingencies to its obligations to purchase, Purchaser shall return to Seller all materials which it obtains from Seller, and Seller may acquire from Purchaser any third party reports on the Property ordered by Purchaser during the Inspection Period by reimbursing Purchaser for the cost of such report.

     13.15 SECTION 1031 EXCHANGE. Purchaser agrees to cooperate with Seller in allowing Seller to accomplish a deferral of taxes under the provisions of Section 1031 of the Internal Revenue Code, provided that such cooperation shall not result in any expense or liability to Purchaser or defect in title or risk to acquiring title to the Property other than that which Purchaser would have in a simple all cash purchase transaction. The deferral of tax arising out of this transaction is not a contingency to the obligations of Seller under this Agreement or the occasion for any delay in Closing.


     THE OFFER REPRESENTED BY THE FIRST PARTY EXECUTING AND DELIVERING THIS AGREEMENT IS WITHDRAWN UNLESS THE OTHER PARTY EXECUTES THIS AGREEMENT WITHOUT MODIFICATION AND DELIVERS IT TO THE ORIGINAL SIGNING PARTY ON OR BEFORE 5:00 P.M. OF THE THIRD BUSINESS DAY FOLLOWING THE DATE OF THE FIRST PARTY SIGNING.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by and through its managing partner and attested to by its officers thereunto duly authorized, all on the date first above written.

     SELLER:

     SUNSTONE HOTELS, L.L.C.
     -----------------------

     By:  Sunstone Hotel Investors, L. P., it s Managing Member

     By:  Sunstone Hotel Investors, Inc., its General Partner



     By:    /s/ Robert A. Alter
            -----------------------------
            Robert A. Alter
            Its:  President and CEO


     PURCHASER:

     CAVANAUGHS HOSPITALITY LIMITED PARTNERSHIP
     ------------------------------------------
     by Cavanaughs Hospitality Corporation, General Partner

     By:    /s/ Arthur Coffey
            ------------------------------
            Arthur Coffey
            Its: Executive Vice President

     STATE OF WASHINGTON
                                   ) SS.
     County of Spokane

     I certify that I know or have satisfactory evidence Arthur Coffey is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Executive Vice President of Cavanaughs Hospitality Corporation, the sole General Partner of Cavanaughs Hospitality Limited Partnership, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated: July 2, 1998.
            -------------

     Type/Print Name of Notary:    M. Howard
                                   -----------------------------
                                   Notary Public in And For the State of
                                   Washington,residing at Spokane, WA.
                                   My appointment expires: April 29, 2001.


     STATE OF CALIFORNIA
                                   ) SS.
     County of Orange

     I certify that I know or have satisfactory evidence that Robert A. Alter is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it to be the free and voluntary act of such party as the President of Sunstone Hotel Investors, Inc. in its capacity as the sole general partner of Sunstone Hotel Investors, L. P. in its capacity as the Managing Member of Sunstone Hotels, L.L.C. for the uses and purposes mentioned in the instrument.

     Dated:  July 9, 1998.
             -------------

     Margaret Hoelzl
     Type/Print Name of Notary:    Margaret Hoelzl
                                   ---------------------------------------
                                   Notary Public in And For the State of
                                   California, residing at Costa Mesa, CA.
                                   My appointment expires: March 5, 2001.